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                                                                         (a)(20)

[ESPRIT TELECOM LOGO]

                                                                      [GTS LOGO]


FOR IMMEDIATE RELEASE

              GTS AND ESPRIT TELECOM COMPLETE US$5 BILLION MERGER,
      CREATING ONE OF THE LARGEST INDEPENDENT PAN-EUROPEAN TELECOMS COMPANY

OPERATIONAL HIGHLIGHTS:

o Europe's largest cross-border fiber optic network, with over 12,000 operational kilometers, a significant lead over any other operator

o        Operations in 20 countries across Europe

o        Over 35,000 business customers in Western Europe

o        A broad portfolio of business and carrier telecommunications services

o Competitive local exchange carriers (CLECs) in five Eastern European cities, with plans for 12 in Western Europe over the next three years

o Announced joint venture (JV) to build world's first 1.28 terabits capacity transatlantic cable system

o        3,000 employees

FINANCIAL HIGHLIGHTS:

o        Market capitalization of approximately $5 billion

o Latest quarter annualized consolidated revenues of approximately US$565 million for the two companies combined

MCLEAN, VA., U.S. AND LONDON, U.K., MARCH 5, 1999 - Global TeleSystems Group, Inc. (GTS) (Nasdaq and Easdaq: GTSG) and Esprit Telecom Group plc (Esprit Telecom) (Nasdaq: ESPRY; Easdaq: ESPR) announced today, in light of yesterday's release, that - with GTS shareholders having approved the acquisition of all outstanding Esprit Telecom shares yesterday - the company has now begun to integrate the two companies.

The completion of this merger puts the combined company firmly on track for meeting its objective of becoming Europe's premier provider of a wide range of end-user and carrier communications services. The merger capitalizes on GTS's position as the leading alternative network operator in Europe and on Esprit Telecom's position as one of Europe's largest independent pan-European telecommunications services provider.


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GTS-Esprit Telecom Merger Completed
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Commenting on the successful conclusion on the deal, Gerald W. Thames, GTS's vice chairman, president and chief executive officer (CEO), said: "This is a great day for our combined company. Today, GTS is one of the fastest-growing pan-European telecommunications companies, with a network that currently has a significant advantage over its nearest competitors. Looking forward, I believe that about 70 percent of the market's growth will come from providing IP-based services for data as well as voice. In particular, we need to help customers overcome the network access bottlenecks they face. We are therefore planning to have 50 Network Access Points and several web hosting centers up and running in the next two years.

"Through FA-1, our transoceanic cable JV, GTS's end-to-end European network will be connected across the Atlantic. In turn, we anticipate this will lead to an increased customer base, both in the U.S. and in Europe. We are also growing our Internet business based on our Ebone network and have recently made significant investments in ISPs in Poland, Hungary and the Czech Republic."

To help realize this vision, David Oertle, formerly CEO of Esprit Telecom, now assumes his new role as senior advisor to GTS and Thames.

Today, the company also announced structural changes in the senior operational management team:

o Dr. Hans Peter Kohlhammer, formerly group managing director - sales and marketing at Esprit Telecom, becomes president of GTS Business Services - Western Europe. Kohlhammer will maintain his present organization structure at Esprit Telecom, supplemented by the operations activities previously managed by Jim Reynolds at Esprit Telecom. This division will continue to use the Esprit Telecom brand with the tag line "A GTS Company."

o Kevin Power, managing director, GTS Monaco Access, will integrate all wholesale activities from Esprit Telecom and GTS under a new line of business as president of GTS Wholesale Services.

o Jim Reynolds, formerly chief operating officer (COO) of Esprit Telecom, becomes president of Hermes Europe Railtel (HER) and will integrate the operations of HER and Esprit Telecom Networks (ETN) - 12,200 and 2,030-route kilometers of fiber, respectively. This area includes the fiber network and the bandwidth business. Reynolds now reports to Jan Loeber, president of GTS Carrier Services.

As a result, GTS will now operate through six lines of business:

o      GTS Business Services - Western Europe under Dr. Hans Peter Kohlhammer

o GTS Access Services under Les Harris, which includes the Central European region managed by Lou Toth

o      GTS Carrier Services under Jan Loeber

o      GTS Wholesale Services under Kevin Power

o      GTS Business Services - CIS under Stewart Reich

o      GTS Mobile Services under Gerard Essing


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GTS-Esprit Telecom Merger Completed
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The presidents of these lines of business report to Bruno d'Avanzo, GTS's executive vice president and COO. In addition, NetSource Europe ASA will continue to operate as an independent business unit, managed by John Cronin, reporting directly to d'Avanzo as well. At a later date NetSource will be integrated under GTS Business Services - Western Europe.

The combination of the two companies' assets is expected to create a strong service offering in the European telecommunications market. Customers are expected to benefit from the synergies between the two companies' networks and services. Esprit Telecom has one of the most highly developed sales and marketing structures of any alternative telecommunications services company in Europe, with an extensive pan-European customer base and strong back office and customer service expertise. GTS has strength in running successful CLEC and carriers' carrier services. The successful combination of this expertise is expected to result in a better overall product and service offering for GTS customers.

Global TeleSystems Group is a leading independent owner and operator of telecommunications companies throughout Europe. GTS has six primary lines of business: GTS Carrier Services, which provides cross-border transport in Europe to other telecommunications companies; GTS Wholesale Services, which provides switched and other value-added services to carriers; GTS Access Services, which provides facilities-based access services to businesses throughout Europe; GTS Business Services - Western Europe, which offers voice, data, Internet and other telecommunications services to businesses; GTS Business Services - Commonwealth of Independent States (CIS), where GTS is a leading alternative provider of high quality telecommunications services in Moscow, Kiev, St Petersburg and other cities in Russia and the CIS; and GTS Mobile Services - CIS, which operates cellular businesses in Russia and Ukraine.

Visit our website at www.gtsgroup.net.  For additional information, contact:

FOR GTS:
Robert Capozzi                              Rosemary Drummond/Henrietta Skeen
Tel:  +1-703-918-4548                       Biss Lancaster
Pager:  +1-800-331-4741                     Tel:  +44-171-497-3001
bcapozzi@gtsgroup.com                       Mobile:  0468-568-940
                                            rosemary.drummond@bisslancaster.com

FOR ESPRIT TELECOM, A GTS COMPANY:
Glenn Manoff                                Adrian King
Tel:  +44-118-918-4010                      Millbank Public Relations
glennm@esprittele.com                       Tel:  +44-171-436-2100
                                            Fax:  +44-171-436-2600
                                            adriank@millbankpr.co.uk


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GTS-Esprit Telecom Merger Completed
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The Offer is being made in the U.S. by Bear, Stearns & Co. Inc. and outside the
U.S. by Bear, Stearns International Limited on behalf of GTS.

Bear, Stearns International Limited, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, and Bear, Stearns & Co. Inc. (together "Bear Stearns") are acting exclusively for GTS and are acting for no one else in connection with the Offer and will not be responsible to anyone other than GTS for providing the protections afforded to customers of either Bear Stearns entity nor for providing advice in relation to the Offer. The provisions of this paragraph are not intended to disclaim any liability of either Bear Stearns entity under U.S. securities laws.

Copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it in or into Canada, Australia or Japan.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.


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